CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RBSM LLP hereby consents to the incorporation by reference in this Registration Statement on Form S-8 issued by Butler National Corporation (the “Company”) on July 21, 2017 of our reports dated July 21, 2017, with respect to the consolidated balance sheets of the Company as of April 30, 2017 and 2016 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the two years in the period ended April 30, 2017, which reports appear in the Annual Report on Form 10-K of the Company for the year ended April 30, 2017.

/s/RBSM LLP

New York, NY

July 21, 2017